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                                                          Exhibit 23(i)



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Armco Inc. on Form S-8 of (1) our reports dated February 9, 1994 on the financial statements and financial statement schedules of Armco Inc. and consolidated subsidiaries; (2) our report dated January 26, 1994 on the financial statements and financial statement schedules of Armco Steel Company, L.P. (an Investee of Armco Inc.) and (3) our report dated February 25, 1994 on the financial statements and financial statement schedules of Armco Financial Services Group - Companies to be Sold, appearing in and incorporated by reference in the Annual Report on Form 10-K of Armco Inc. for the year ended December 31, 1993.


DELOITTE & TOUCHE


Pittsburgh, Pennsylvania
June 28, 1994